Exhibit 10.1

                   TELLABS OPERATIONS, INC.
        (formerly Tellabs, Inc., an Illinois corporation)

                    Deferred Income Plan
                         Amendment

Effective January 1, 1999 and pursuant to Article XII, paragraph 35 of the Tellabs Operations, Inc. Deferred income Plan dated April 1, 1992, as previously amended, the Plan is hereby further amended as follows:

Article XIII, Paragraph 43: A new Paragraph 43 shall be added to Article XIII to read as follows:

     43. The Company, in its discretion, may make additional contributions to the Plan as determined by the Company or the Committee. The Company has determined to make additional contributions commencing after January 1, 1999 for those participants having "Vacation Rollover Amounts", as defined below. For purposes of this Plan, "Vacation Rollover Amount(s)" shall mean an amount calculated for any participant equal to the number of vacation days or portions thereof (calculated on the participant's employment anniversary date based on 8-hour days) in excess of the annual vacation days allocated for the participant (to a maximum of 15 vacation days per calendar year with any excess days being forfeited) multiplied by the "hourly salary rate", as defined below, of the participant. (e.g. A participant eligible to take 20 vacation days has 40 vacation days remaining on the participant's employment anniversary date in 1999. For such participant, 20 vacation days shall remain available to be utilized prior to the participant's employment anniversary date in 2000, an amount equal to 15 vacation days multiplied by the participant's 1999 hourly salary rate shall be contributed on behalf of the participant to the Plan and 5 vacation days shall be forfeited). The "hourly salary rate" shall be determined by dividing the bi-weekly salary of the participant on the participant's employment anniversary date (including any salary increases, effective as of such anniversary date) by 80. In the event a participant becomes entitled to payments or benefits, as provided in Article V, prior to the contribution by the Company of any Vacation Rollover Amounts designated for contribution to such participant's Account, such contribution shall not be made by the Company. The initial contributions shall be calculated during the 1999 calendar year and made during the first quarter of 2000, provided that for vacation days forfeited during the 1998 calendar year (to a maximum of 15 vacation days) a contribution shall be made during the first quarter of 1999 on behalf of a participant based on the above formula. Thereafter, contributions of Vacation Rollover
44. Amounts shall be made for each qualifying participant in subsequent years during the first quarter of the year following the Vacation Rollover Amount determination, but only if the Company has adopted this Plan during such year, as provided in Article
          XII, Paragraph 36.





Effective as of January 1, 1999 and signed this 1st day of November 1998, with the approval and authorization of the Board of Directors.

Tellabs Operations, Inc.
(Tellabs, Inc., formerly)



By:  /s Brian J. Jackman
        ----------------
        Brian J. Jackman

Title:  President